BeiGene Announces Clinical Data on Tislelizumab Presented at European Society for Medical Oncology (ESMO) Asia 2019 Congress

CAMBRIDGE, Mass. and BEIJING, China, November 23, 2019 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced preliminary clinical data from a Phase 2 clinical trial of its investigational anti-PD-1 antibody tislelizumab in combination with chemotherapy in patients with gastric/ gastroesophageal junction (G/GEJ) adenocarcinoma or esophageal squamous cell carcinoma (ESCC) that were presented in a poster at the European Society for Medical Oncology (ESMO) Asia 2019 Congress in Singapore.

“In this trial, the combination treatment of tislelizumab and chemotherapy demonstrated durable responses and was generally well-tolerated in patients with G/GEJ adenocarcinoma or ESCC,” said Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “Gastric cancer and esophageal cancer are among the most common cancer types worldwide, representing a high unmet need, particularly in China. We are excited to continue the late-stage development of tislelizumab in these and other highly prevalent cancers in Asia.”

Updated Results of Tislelizumab in Combination with Chemotherapy in Patients with G/GEJ Adenocarcinoma or ESCC
Poster 128P

This open-label, multi-center Phase 2 trial (NCT03469557) of tislelizumab in combination with standard chemotherapy as a potential first-line treatment is being conducted in China and consists of one cohort of patients with G/GEJ adenocarcinoma and one cohort of patients with ESCC.

As of March 31, 2019, a total of 30 patients were enrolled in the trial, including 15 with G/GEJ adenocarcinoma and 15 with ESCC. Patients with G/GEJ adenocarcinoma were treated with tislelizumab at a dose of 200 mg and oxaliplatin on day one, and capecitabine twice daily on day one through 15 during each 21-day cycle. Patients with ESCC were treated with tislelizumab at a dose of 200 mg and cisplatin on day one, and fluorouracil (5-FU) on days one through five during each 21-day cycle.
At the time of data cutoff, eight patients remained on treatment, including four with G/GEJ adenocarcinoma and four with ESCC. Results included:

•
As of data cutoff, seven patients (46.7%) with G/GEJ adenocarcinoma achieved a confirmed partial response (PR), and the objective response rate (ORR) (consisting of the aggregate of complete responses and PRs) in this cohort was 46.7%. In the cohort of patients with ESCC, seven patients (46.7%) achieved a confirmed PR, and the ORR in this cohort was 46.7%;

•	Median duration of response (DoR) was not mature in the G/GEJ adenocarcinoma cohort; median DoR was estimated as 12.8 months in the ESCC cohort;

•	Median progression-free survival (PFS) was 6.1 months and 10.4 months in the G/GEJ adenocarcinoma and ESCC cohorts, respectively;

•
Despite the long median follow up in both the G/GEJ adenocarcinoma cohort (15.4 months) and ESCC cohort (13.0 months), median overall survival (OS) had not been reached; in the G/GEJ adenocarcinoma cohort, the OS rate was 85% at six months and 62% at 12 months; in the ESCC cohort, the OS rate was 71% at six months and 50% at 12 months;

•
Treatment with tislelizumab in combination with the standard first-line chemotherapy was generally well tolerated in patients with G/GEJ adenocarcinoma and ESCC. Adverse events (AEs) reported were consistent with the known tolerability profile of PD-1 inhibitors in combination with chemotherapy;

•	Treatment-emergent adverse events (TEAEs) occurred in all patients and most TEAEs were mild or moderate in severity;

•
The most common TEAEs (≥ 40%) of any grade in all patients were anemia (60%), decreased appetite (56.7%), nausea (53.3%), asthenia (50%), leukopenia (43.3%), vomiting (43.3%), decreased neutrophil count (40%), and decreased platelet count (40%);

•
Grade 3-4 TEAEs occurred in 11 patients (G/GEJ adenocarcinoma, n=6; ESCC, n=5), with the most common being vomiting (16.7%), hyponatremia (13.3%), and increased aspartate aminotransferase (AST), decreased weight, decreased appetite, hypokalemia, anemia, leukopenia, neutropenia, and thrombocytopenia (one patient each);

•	Serious adverse events (SAEs) were reported in 13 patients (G/GEJ adenocarcinoma, n=5; ESCC, n=8); serious TEAEs reported in ≥2 patients in either cohort were increased blood bilirubin (G/GEJ adenocarcinoma, n=2), dysphagia (ESCC, n=3), and fatigue (ESCC, n=2); and

•
One patient with ESCC experienced a fatal AE of hepatic dysfunction mainly attributed to progressive disease, which may possibly have been related to study treatment or confounded by underlying HBV infection.

About Tislelizumab

Tislelizumab (BGB-A317) is an investigational humanized IgG4 anti–PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug candidate produced from BeiGene’s immuno-oncology biologics program and is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

Ongoing clinical trials of tislelizumab include a Phase 3 clinical trial in patients with second-line or third-line non-small cell lung cancer (NSCLC); a Phase 3 clinical trial in first-line patients with hepatocellular carcinoma (HCC); a Phase 3 clinical trial in second-line patients with esophageal squamous carcinoma (ESCC); a Phase 3 clinical trial in first-line patients with gastric / gastroesophageal junction (G/GEJ) cancer a Phase 3 clinical trial in first-line patients with ESCC; and a Phase 2 clinical trial in second- or third-line patients with HCC. The aforementioned trials are enrolling patients in multiple countries, including the United States, Europe, and China.

In addition to a pivotal Phase 2 clinical trial in patients with relapsed or refractory (R/R) classical Hodgkin’s lymphoma (cHL) and a pivotal Phase 2 clinical trial in patients with locally advanced or metastatic urothelial cancer, BeiGene is conducting a Phase 3 clinical trial in first-line patients with non-squamous NSCLC; a Phase 3 clinical trial in first-line patients with squamous NSCLC; a Phase 3 clinical trial in patients with first-line nasopharyngeal cancer (NPC); a Phase 3 clinical trial in first-line patients with urothelial carcinoma (UC); a Phase 3 clinical trial in patients with localized ESCC; and a Phase 2 trial in patients with MSI-H or dMMR solid tumors. These studies have been enrolling patients primarily in China.

New drug applications (NDA) for tislelizumab in patients with R/R cHL and in patients with previously treated locally advanced or metastatic UC have been accepted and granted priority review by the China National Medical Products Administration (NMPA, formerly known as CFDA). BeiGene has full development and commercial rights to tislelizumab worldwide.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 3,000 employees in China, the United States, Australia and Europe, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. In the United States, BeiGene markets BRUKINSA™ (zanubrutinib) and in China, the Company markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) under a license from Celgene Corporation.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from ongoing clinical trials of tislelizumab, the mechanism of action of tislelizumab, BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S.

Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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